                           SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the Securities Exchange Act of 1934
                               (Amendment No.  )

Filed by the Registrant [X]
Filed by a Party other than the Registrant [_]

Check the appropriate box:

[_]  Preliminary Proxy Statement
[_] Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
[X]  Definitive Proxy Statement
[_]  Definitive Additional Materials
[_]  Soliciting Material Pursuant to (S) 240.14a-11(c) or (S) 240.14a-12

                         Hollywood Casino Corporation
           --------------------------------------------------------
               (Name of Registrant as Specified in its Charter)

                         Hollywood Casino Corporation
           --------------------------------------------------------
                  (Name of Person(s) Filing Proxy Statement)


Payment of Filing Fee (check the appropriate box):

[X]  No fee required.
[_]  Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and 0-11.

     (1) Title of each class of securities to which transaction applies:
     (2) Aggregate number of securities to which transaction applies:
     (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):
     (4) Proposed maximum aggregate value of transaction:
     (5) Total fee paid:

[_] check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

     (1) Amount Previously Paid:__________________________________________
     (2) Form, Schedule or Registration Statement No.:____________________
     (3) Filing Party:____________________________________________________
     (4) Date Filed:______________________________________________________

                         HOLLYWOOD CASINO CORPORATION

                        Two Galleria Tower, Suite 2200
                            13455 Noel Road, LB 48
                             Dallas, Texas  75240

                   NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
                            TO BE HELD MAY 23, 2000


To the Stockholders of
 Hollywood Casino Corporation

  NOTICE IS HEREBY GIVEN that the Annual Meeting of Stockholders of Hollywood Casino Corporation (the "Company") will be held at the Westin Hotel, 13340 Dallas Parkway, in the City of Dallas, Texas 75240 on the 23rd day of May 2000, at 10:30 a.m. (local time) for the following purposes:

    1. To elect two (2) directors to hold office until their respective successors have been duly elected and qualified.

    2. To ratify the appointment of Deloitte & Touche LLP as the independent public accountants of the Company for fiscal year 2000.

    3. To transact any and all other business that may properly come before the meeting.

    The Board of Directors has fixed the close of business on April 17, 2000 as the Record Date to determine which stockholders are entitled to notice of and to vote at the Annual Meeting or any postponement or adjournment. Only stockholders of record at the close of business on the Record Date are entitled to notice of, and to vote at, the Annual Meeting. The stock transfer books will not be closed. A list of stockholders entitled to vote at the Annual Meeting will be available for examination at the offices of the Company for 10 days prior to the meeting.

    YOU ARE CORDIALLY INVITED TO ATTEND THE ANNUAL MEETING. HOWEVER, WHETHER OR NOT YOU EXPECT TO ATTEND THE ANNUAL MEETING IN PERSON, YOU ARE URGED TO PROMPTLY MARK, SIGN, DATE AND RETURN THE ACCOMPANYING FORM OF PROXY IN THE ENCLOSED, SELF-ADDRESSED, STAMPED ENVELOPE SO THAT YOUR SHARES OF STOCK MAY BE REPRESENTED AND VOTED IN ACCORDANCE WITH YOUR WISHES AND IN ORDER THAT THE PRESENCE OF A QUORUM MAY BE ASSURED AT THE ANNUAL MEETING. THE COMPANY WILL RETURN YOUR PROXY TO YOU IF YOU ATTEND THE ANNUAL MEETING AND REQUEST THAT IT BE RETURNED OR IF YOU REQUEST THAT IT BE RETURNED AS DESCRIBED ON THE NEXT PAGE. YOUR PROMPT RESPONSE WILL REDUCE THE TIME AND EXPENSE OF PROXY SOLICITATION.

                                    BY ORDER OF THE BOARD OF DIRECTORS,


                                     William D. Pratt, Secretary

Dallas, Texas
April 24, 2000

                         HOLLYWOOD CASINO CORPORATION

                        Two Galleria Tower, Suite 2200
                            13455 Noel Road, LB 48
                             Dallas, Texas 75240

                                PROXY STATEMENT
                                      FOR
                        ANNUAL MEETING OF STOCKHOLDERS
                            TO BE HELD MAY 23, 2000

                    SOLICITATION AND REVOCATION OF PROXIES

   This Proxy Statement and the accompanying Proxy are being mailed to the stockholders of Hollywood Casino Corporation (the "Company") on or about April 24, 2000, in connection with the solicitation of Proxies by the Board of Directors of the Company to be voted at the Annual Meeting of Stockholders of the Company to be held on May 23, 2000 (the "Annual Meeting"), at the time and place and for the purposes set forth in the accompanying Notice of Annual Meeting.

   The accompanying Proxy form is designed to permit you, as a holder of the Company's voting common stock ("Common Stock"), to vote for or withhold voting for any or all of the nominees for election as directors of the Company listed under Proposal 1 and to authorize the proxies to vote in their discretion with respect to any other proposal brought before the Annual Meeting. When your executed and dated proxy card specifies a choice with respect to a voting matter, your shares will be voted accordingly. If you do not specify a choice, the Proxy will be voted by those persons named in the Proxy at the Annual Meeting FOR the election of the nominees specified under the caption "Election of Directors" in Proposal 1 and FOR the action specified in Proposal 2.

   The Company encourages you to attend its annual meeting. Mailing your Proxy does not prevent you from voting in person if you so desire. Any stockholder of the Company completing a Proxy has the right to revoke his or her Proxy at any time prior to the voting. Revocation of your proxy may be done either in person at the Annual Meeting or by giving written notice to the Company addressed to Mr. William D. Pratt, Secretary, Hollywood Casino Corporation, Two Galleria Tower, Suite 2200, 13455 Noel Road, LB 48, Dallas, Texas 75240. No revocation will be effective, however, unless it is received by the Company at or prior to the Annual Meeting.

   In addition to the solicitation of Proxies by use of the mail, officers and regular employees of the Company may solicit the return of Proxies by personal interview, telephone or other electronic means. Officers and employees will not be additionally compensated, but will be reimbursed for out-of-pocket expenses. Brokerage houses and other custodians, nominees and fiduciaries will be requested to forward solicitation materials to the beneficial owners of stock. The cost of preparing, printing, assembling, and mailing the Notice of Annual Meeting, this Proxy Statement, the enclosed Proxy form and any additional material as well as the cost of forwarding solicitation material to the beneficial owners of stock and other solicitation costs will be paid for by the Company.

                            PURPOSES OF THE MEETING

   At the Annual Meeting, the stockholders of the Company will consider and vote on the following matters:

   1. The election of two (2) directors to hold office until their respective successors have been duly elected and qualified.

   2. Ratification of the appointment of Deloitte & Touche as the independent public accountants of the Company for fiscal year 2000.

   3. Any other matters as may properly come before the meeting.

                   VOTING RIGHTS AND PRINCIPAL STOCKHOLDERS

General

   The Board of Directors of the Company has fixed the close of business on April 17, 2000 as the record date (the "Record Date") for the Annual Meeting. Only holders of record on the Record Date are entitled to notice of, and to vote at, the Annual Meeting or any postponment or adjournment. On the Record Date there were 24,953,476 shares of Common Stock issued and outstanding, all of which are entitled to vote. The Common Stock is the only class of stock entitled to vote at the Annual Meeting. Holders of record of the Company's Common Stock as of the Record Date will be entitled to one (1) vote per share on all matters to be acted upon at the Annual Meeting. The presence, in person or by proxy, of the holders of a majority of the issued and outstanding shares of Common Stock entitled to vote at the Annual Meeting is necessary to constitute a quorum to transact business. In accordance with Delaware law, a stockholder entitled to vote for the election of directors can withhold authority to vote for certain nominees for director. Abstentions are counted for purposes of determining a quorum to conduct business, but are ignored in vote tabulation, thereby increasing the number of votes necessary to approve any proposal. The inspectors of election will treat any shares held by brokers or nominees for which they have no discretionary power to vote on a particular matter and for which they have received no instructions from the beneficial owners or persons entitled to vote ("broker non-votes") as shares that are present for purposes of determining the presence of a quorum. However, for purposes of determining the outcome of any matter as to which the broker has indicated on the Proxy that it does not have discretionary authority to vote, those shares will be treated as not entitled to vote with respect to that matter (even though those shares may be entitled to vote on other matters). Broker non-votes will have no effect on determining the outcome of the election of directors or the proposal to ratify the appointment of the accountants.

   All shares of Common Stock will vote as a single class. Neither the Company's Certificate of Incorporation nor its Bylaws provide for cumulative voting rights.

Regulation

   Holders of Class A Common Stock may be subject to certain regulatory restrictions on ownership. The Illinois Gaming Board, Mississippi Gaming Commission and Louisiana Gaming Control Board may require persons holding Class A Common Stock to be investigated and licensed or found suitable to hold such stock. The gaming laws and regulations of other jurisdictions in which the Company may seek or obtain licenses may also contain restrictions on the ability of a person or group to acquire or hold Class A Common Stock or may require regulatory approval. Finally, the federal Merchant Marine Act of 1936 and the federal Shipping Act of 1916 and applicable regulations thereunder contain provisions designed to prevent persons who are not citizens of the United States, as defined therein, from holding a total of more than 25% of the outstanding shares of Class A Common Stock. A holder of Class A Common Stock who cannot legally hold such shares, or who exposes the Company to a risk of loss of a license or other regulatory risks, may be required to sell his or her shares of Class A Common Stock to a qualified buyer or to the Company at the price prescribed by law or, if no price is prescribed, at the fair market value as defined in the Company's Certificate of Incorporation.

Security Ownership of Certain Beneficial Owners

   Based on filings with the Securities and Exchange Commission, no one other than certain directors of the Company is known who beneficially owned more than 5% of the outstanding Common Stock as of the Record Date.

Security Ownership of Management

   The following table presents the number of shares of Common Stock beneficially owned by each director and executive officer named under the caption "Remuneration of Directors and Executive Officers" and by all current directors and named officers of the Company as a group as of the Record Date:

                                   Shares of     Percentage of
                                  Common Stock    Outstanding
                                  Beneficially      Common
Beneficial Owner                   Owned (a)        Stock
-------------------------------  --------------  ------------

Jack E. Pratt..................   8,669,377 (b)         33.5%
Edward T. Pratt, Jr............   1,096,544              4.4%
William D. Pratt...............   1,385,747 (c)          5.6%
Edward T. Pratt III............   3,272,525 (d)         12.7%
Paul C. Yates..................     234,000 (e)            *
Theodore H. Strauss............      66,000 (f)            *
James A. Colquitt..............      30,000 (f)            *
Oliver B. Revell III...........      17,500 (f)            *
All directors and officers as
 a group (9 individuals).......  14,807,693 (g)         55.0%

____________________________

*   Less than 1%

(a) Except as otherwise described, each individual has the sole power to vote and dispose of the Common Stock beneficially owned by him.

(b) Beneficial ownership is attributable to the following: (i) C. A. Pratt Partners, Ltd., a Texas limited partnership of which Jack E. Pratt is the General Partner, owns 1,642,001 shares (6.6%) of the outstanding stock of the Company, (ii) the MEP Family Partnership and the CLP Family Partnership, both Texas general partnerships for which Mr. Pratt is the Managing General Partner, own 14,000 and 7,000 shares, respectively, less than 1% of the outstanding stock of the Company, (iii) 1,109,632 shares (4.4%) of the outstanding stock of the Company owned of record either by adult children of Mr. Pratt or by family trusts and subject to a proxy giving him the right to vote such shares and prohibiting the transfer of such shares without his approval and (iv) 975,136 shares (3.9%) of the outstanding common stock of the Company held by Mr. Pratt as custodian for his minor children. Also includes options to purchase 900,000 shares of common stock of the Company exercisable within 60 days under the Hollywood Casino Corporation 1996 Long-Term Incentive Plan (the "1996 Plan").

(c) Beneficial ownership is attributable to the following: (i) 381,088 shares (1.5%) of the outstanding stock of the Company owned of record by adult children of Mr. Pratt and subject to a proxy giving him the right to vote such shares and prohibiting the transfer of such shares without his approval and (ii) WDP Jr. Family Trust, for which Mr. Pratt is the Managing Trustee, owns 200,294 shares, less than 1% of the outstanding stock of the Company.

(d) Beneficial ownership is attributable to 1,438,812 shares (5.8%) of the outstanding stock of the Company owned of record by siblings of Mr. Pratt and subject to a proxy giving him the right to vote such shares and prohibiting the transfer of such shares without his approval. Also includes options to purchase 900,000 shares of Common Stock of the Company exercisable within 60 days under the 1996 Plan.

(e) Includes options to purchase 94,000 shares of Common Stock of the Company exercisable within 60 days under the 1996 Plan.

(f) Includes 20,000 shares of Common Stock of the Company each for Mr. Strauss and Mr. Colquitt and 15,000 shares of Common Stock of the Company for Mr. Revell subject to options exercisable within 60 days of the date hereof under the Hollywood Casino Corporation 1996 Non-Employee Director Stock Plan (the "Directors' Plan").

(g) Includes 1,963,000 shares of Common Stock of the Company subject to options exercisable within 60 days.

                             ELECTION OF DIRECTORS

    The Amended and Restated Articles of Certificate of the Company provide that the Board of Directors shall consist of at least three (3) members and that the number of directors may be determined by resolution of the Board of Directors at any meeting. By action of the Board of Directors, the number of directors comprising the Board of Directors has been set at seven (7). The Board of Directors is divided into three classes of approximately equal size, and directors are elected for staggered three-year terms. The class standing for reelection at the Company's annual stockholders meeting in 2000 consists of James A. Colquitt and Oliver B. Revell III; 2001 consists of Edward T. Pratt, Jr. and William D. Pratt; and 2002 consists of Jack E. Pratt, Edward T. Pratt III and Theodore H. Strauss.

    Unless otherwise directed, the persons appointed by your Proxy will vote your shares for the election of the nominees listed in the table below as directors of the Company:

                             Year First
                              Became a
Name and Age                  Director   Present Offices Held in the Company
---------------------------  ----------  -----------------------------------

James A. Colquitt (81)          1995     Director

Oliver B. Revell III (61)       1997     Director

   The Board of Directors does not believe that any of the nominees for director will refuse or be unable to accept election or be unable to serve as a director of the Company. Should any nominee become unavailable for nomination or election or refuse to be nominated or to accept election as a director of the Company, then the persons appointed by your Proxy will vote your shares for the election of other individual(s) as may be nominated or designated by the Board of Directors. Each nominee, so far as the Board can determine, is willing to serve and intends to serve the entire term if elected. If elected as a director of the Company, each director will hold office until his successor has been elected and qualified.

Business Experience for Past Five Years

   The following information summarizes the business experience during at least the past five years of each person nominated to be a director of the Company:

   James A. Colquitt is self-employed as an insurance consultant and was elected to the Board of Directors of the Company in December 1995. Until 1983, Mr. Colquitt was Chairman of the Board of Colquitt, Owens & Stephens, a general insurance agency based in Marietta, Georgia. From 1986 until November 1995, Mr. Colquitt served on the Board of Directors of Greate Bay Casino Corporation ("GBCC"), which at that time was known as Pratt Hotel Corporation. GBCC was, until December 31, 1996, an approximately 80% owned subsidiary of the Company.

   Oliver B. Revell III was elected to fill an existing vacancy on the Board of Directors on September 12, 1997. Mr. Revell has been President of Revell Group International, Inc., a security consulting business, since September 1994. From May 1991 until September 1994, Mr. Revell was a Special Agent in Charge for the Federal Bureau of Investigation.

Required Vote

   Assuming the presence of a quorum, the holders of at least of a plurality of the issued and outstanding shares of Common Stock present, either in person or by proxy, at the Annual Meeting must vote in favor in order to elect a director. The Directors have informed the Company that they intend to vote all of their shares of Common Stock in favor of the nominees, and, because the Directors own or beneficially own 54.2% of the outstanding Common Stock, election of the nominees is assured.

Recommendation

   THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS A VOTE "FOR" THE ELECTION OF EACH OF THE INDIVIDUALS NOMINATED FOR ELECTION AS A DIRECTOR.

Board Meetings and Committees

   Non-employee directors of the Company receive an annual fee of $50,000 for service on the Board of Directors and, effective May 1, 2000, will receive a fee of $1,000 for each committee meeting they attend. They also receive stock option grants described under the caption "Remuneration of Directors and Executive Officers - Stock Option Plans - The Hollywood Casino Corporation 1996 Non-Employee Director Stock Plan" below. The Board of Directors of the Company held four regular and six special meetings during the year ended December 31, 1999. All directors attended at least 75% of meetings of the Board of Directors and its committees for which they were eligible to serve.

   The Board of Directors of the Company has Audit, Compensation and Stock Option Committees, but does not have a standing nominating committee. The Board of Directors does not have a nominating committee because the Board of Directors as a whole functions in this capacity. The Board of Directors will consider nominees recommended by a stockholder. The Company's Certificate of Incorporation provides that a stockholder may nominate a director at the Annual Meeting if written notice is delivered to the Company by the tenth day following the date the Notice of the Annual Meeting was mailed. No additional compensation or fees are paid to directors for attending Audit, Compensation and Stock Option Committee meetings.

   The Board of Directors also establishes special committees on an as needed basis. During 1999, two special committees were convened: (1) a committee of the independent directors consisting of James A. Colquitt, Theodore H. Strauss and Oliver B. Revell III to consider and approve the acquisition of Pratt Casino

Corporation from GBCC and (2) a Pricing Committee consisting of Jack E. Pratt, Edward T. Pratt III and Paul C. Yates (Chief Financial Officer of the Company) to consider and approve the pricing of the Senior Secured Notes issued by the Company in May 1999. In addition, the Board of Directors established a Year 2000 Committee consisting of Edward T. Pratt, Jr. and various officers and employees of the Company to monitor and advise the Board of Directors with respect to issues surrounding year 2000 readiness. The Year 2000 Committee, or its subcommittees, met ten times during 1999.

   Audit Committee. The Audit Committee is responsible, among other things, to
(1) review with the Company's independent public accountants, as well as the Company's controller and other appropriate personnel, the Company's general policies and procedures with respect to audits and accounting and financial controls; (2) meet with the independent public accountants as required and review with them the Company's interim and year-end financial statements, any certification, report or opinion that the independent public accountants propose to render in connection with such statements, and any other appropriate matter;
(3) monitor the integrity of the Company's financial reporting process and systems and internal controls; (4) recommend annually to the Board of Directors the independent public accountants to be engaged to audit the books, records and accounts of the Company for the ensuing year; and (5) report to the Board of Directors and take action on such matters as the Board of Directors may direct it to take. During 1999 and for the period up to March 17, 2000, the Audit Committee was comprised of James A. Colquitt, Oliver B. Revell III and Edward T. Pratt, Jr. The Audit Committee met four times during 1999. Effective March 17, 2000, Theodore H. Strauss replaced Edward T. Pratt, Jr. on the Audit Committee. Accordingly, the Audit Committee is now comprised entirely of independent directors of the Company. The Board of Directors adopted a Charter for the Audit Committee on March 17, 2000 which is included as Appendix A to this proxy statement.

   Compensation Committee. The Compensation Committee of the Board of Directors has the duty to review the compensation of the Company's executive officers. During 1999 and for the period up to March 17, 2000, the Compensation Committee was comprised of William D. Pratt, James A. Colquitt and Theodore H. Strauss. The Compensation Committee met four times during 1999. Effective March 17, 2000, William D. Pratt resigned from the Compensation Committee. The report of the Compensation Committee appears in this Proxy Statement under the heading "Remuneration of Directors and Executive Officers."

   Stock Option Committee. The Stock Option Committee of the Board of Directors has the duty to review the granting of stock options to key officers and employees of the Company. Until June 16, 1999, the Stock Option Committee was comprised of Theodore H. Strauss and James A. Colquitt. Effective June 16, 1999, Oliver B. Revell III replaced Theodore H. Strauss on the Stock Option Committee. The Stock Option Committee met twice during 1999.

Family Relationships.

   Jack E. Pratt, Edward T. Pratt, Jr. and William D. Pratt are brothers (the "Pratt Brothers"). Edward T. Pratt III, President and Chief Operating Officer of the Company, is the son of Edward T. Pratt, Jr. There is no other family relationship between any of the directors and any executive officers of the Company or its subsidiaries or affiliates.

Certain Relationships

   See "Transactions with Management" for certain transactions between directors and the Company or its subsidiaries or affiliates.

                                  MANAGEMENT

   Certain information is set forth below concerning the directors, executive officers and certain key employees of the Company. For a discussion of other activities of certain of the directors and officers and certain entities with which they are affiliated, see "Transactions with Management."

                 Name                   Age                      Position
                 ----                   ---                      --------

Jack E. Pratt (1).....................   73     Chief Executive Officer and Chairman of the Board
                                                of Directors of the Company

Edward T. Pratt, Jr. (2)..............   76     Vice President, Treasurer and Vice Chairman of the
                                                Board of Directors of the Company

William D. Pratt (3)..................   71     Executive Vice President, Secretary, General
                                                Counsel and Director of the Company

Edward T. Pratt III (4)...............   44     President, Chief Operating Officer and Director of
                                                the Company

James A. Colquitt (5).................   81     Director of the Company

Theodore H. Strauss (6)...............   75     Director of the Company

Oliver B. Revell III (5)..............   61     Director of the Company

Paul C. Yates (7).....................   38     Executive Vice President and Chief Financial
                                                Officer of the Company

Charles F. LaFrano III (8)............   45     Vice President of Finance of the Company

----------------------------

(1) Jack E. Pratt has been Chief Executive Officer and Chairman of the Board of the Company since 1993. From 1990 to May 1995, he also served as President of the Company. Mr. Pratt also served for more than five years prior to his resignation from such positions on January 2, 1998 as Chairman of the Board of Directors and Chief Executive Officer of GBCC. Mr. Pratt served as Chairman of the Board of Directors and Chief Executive Officer of GB Holdings, Inc. and Greate Bay Hotel and Casino, Inc. ("GBHC") and as Chairman of the Board of Directors, President and Chief Executive Officer of GB Property Funding Corp. until his resignation from such positions on January 2, 1998. On January 5, 1998, these three subsidiaries of GBCC filed petitions for relief under Chapter 11 of the United States Bankruptcy Code in the United States Bankruptcy Court for the District of New Jersey. Mr. Pratt served until his resignation from such positions in January 1998 as Chairman of the Board of Directors and Chief Executive Officer of Pratt Casino Corporation ("PCC"), Chairman of the Board of Directors, President and Chief Executive Officer of PRT Funding Corp. and Chairman of the Board of Directors and President of New Jersey Management, Inc. ("NJMI"). On May 25, 1999, these three subsidiaries of GBCC filed petitions for relief under Chapter 11 of the United States Bankruptcy Code in the United States Bankruptcy Court for the District of Delaware.

(2) Edward T. Pratt, Jr. has held his positions with the Company since 1990 and has served for more than five years as Treasurer and Vice Chairman of the Board of Directors of GBCC. Mr. Pratt also served until his resignation from such positions on January 2, 1998 as Vice Chairman of the Board of Directors of GB Holdings, Inc. and of GB Property Funding Corp. and as a Director of GBHC. On

    January 5, 1998, these three GBCC subsidiaries filed petitions for relief under Chapter 11 of the United States Bankruptcy Code. Mr. Pratt has been Chief Financial Officer, Principal Accounting Officer and a director of PCC, PRT Funding and NJMI since January 2, 1998 and also served as Vice Chairman of the Board of Directors of PCC and PRT Funding from September 1993 to January 1, 1998 and as Executive Vice President, Treasurer and a director of NJMI for more than five years prior to January 1, 1998. On May 25, 1999, these three subsidiaries of GBCC filed petitions for relief under Chapter 11 of the United States Bankruptcy Code.

(3) William D. Pratt has held his positions with the Company since 1990 and has served as Executive Vice President, Secretary, General Counsel and Director of GBCC for more than five years. Mr. Pratt also served until his resignation from such positions on January 2, 1998 as Executive Vice President, General Counsel and Secretary of GB Holdings, Inc. and of GB Property Funding Corp. and as a director of GBHC. On January 5, 1998, these three GBCC subsidiaries filed petitions for relief under Chapter 11 of the United States Bankruptcy Code. Mr. Pratt also served until his resignation from such positions in January 1998 as Executive Vice President, Secretary, General Counsel and a director of PCC and PRT Funding and as Vice President, Secretary and a director of NJMI. On May 25, 1999, these three subsidiaries filed petitions for relief under Chapter 11 of the United States Bankruptcy Code.

(4) Edward T. Pratt III has served on the Board of Directors of the Company since 1992. From 1992 to July 1993, he served as Vice President of the Company; from July 1993 to May 1995, he served as Executive Vice President of the Company; and in May 1995, Mr. Pratt was elected President and Chief Operating Officer of the Company. Mr. Pratt served as Executive Vice President-Development and Corporate Affairs of GBCC for more than five years until November 1995 when he was elected President and Chief Operating Officer of GBCC. He also served until his resignation from such positions on January 2, 1998 as President, Chief Operating Officer and a director of GB Holdings, Inc. and as Executive Vice President and a director of GB Property Funding Corp. On January 5, 1998, these GBCC subsidiaries filed petitions for relief under Chapter 11 of the United States Bankruptcy Code. Mr. Pratt has been Executive Vice President and Secretary of PCC, PRT Funding and NJMI since January 2, 1998 and also served as President, Chief Operating Officer and a director of PCC and as Executive Vice President and a director of PRT Funding from September 1993 to January 1, 1998. On May 25, 1999, these three subsidiaries of GBCC filed petitions for relief under Chapter 11 of the United States Bankruptcy Code.

(5) See "Election of Directors - Business Experience for Past Five Years" for certain information with respect to James A. Colquitt and Oliver B. Revell III.

(6) Theodore H. Strauss has served on the Board of Directors of the Company since 1993. Mr. Strauss has been a Senior Managing Director of Bear, Stearns & Co. Inc., a leading national investment banking firm, for more than five years. Bear, Stearns & Co. served as an underwriter with respect to the Company's October 1995 offering of its 12 3/4% Senior Secured Notes and the Company's May 1999 offering of its 11 1/4% Senior Secured Notes due 2007 and Floating Rate Senior Secured Notes due 2006 and was an initial purchaser of 13% First Mortgage Notes, with contingent interest, issued during August 1999 by Hollywood Casino Shreveport (the "Shreveport Partnership"), an effectively 100%-owned partnership formed to develop, construct and own a dockside casino and hotel complex in Shreveport, Louisiana (the "Shreveport Resort"). He also serves on the Board of Directors and is Chairman of the Executive Committee of Texas Capital Bankshares and serves on the Boards of Directors of Clear Channel Communications, Inc. and Sizeler Property Investors, Inc.

(7) Paul C. Yates has served as Executive Vice President and Chief Financial Officer of the Company since May 1998. Prior to August 1997, Mr. Yates served as managing director with Bear, Stearns & Co. Inc. for a period of more than five years. Bear Stearns & Co. served as an underwriter with respect to the Company's October 1995 offering of its 12 3/4% Senior Secured Notes and the Company's May 1999 offering of its 11 1/4% Senior Secured Notes due 2007 and Floating Rate Senior Secured Notes due 2006 and was an initial purchaser of 13% First Mortgage Notes, with contingent interest, issued during August 1999 by the Shreveport Partnership.

(8) Charles F. LaFrano III has served as Vice President of Finance of the Company since 1994 and has served as Vice President of GBCC for more than five years. Mr. LaFrano also served until his resignation from such positions on January 2, 1998 as Vice President and Assistant Secretary of GB Holdings, Inc. and GB Property Funding Corp. On January 5, 1998, these GBCC subsidiaries filed petitions for relief under Chapter 11 of the United States Bankruptcy Code. Mr. LaFrano served until his resignation from such positions in January 1998 as Vice president and Assistant Secretary of PCC and PRT Funding. On May 25, 1999, PCC and PRT Funding filed petitions for relief under Chapter 11 of the United States Bankruptcy Code.

    Section 16(a) of the Securities and Exchange Act of 1934, as amended, requires the Company's directors, officers and certain stockholders to file with the Securities and Exchange Commission an initial statement of beneficial ownership and certain statements of changes in beneficial ownership of equity securities of the Company. Based solely on reviews of these filings furnished to the Company during the year ended December 31 1999 and through March 31, 2000, the Company has determined that Theodore H. Strauss was late four times in filing a statement of change in beneficial ownership involving a total of six transactions, James A. Colquitt was late once in filing a statement of change in beneficial ownership involving a total of three transactions and Jack E. Pratt was late once in filing a statement of change in beneficial ownership involving one transaction.

               REMUNERATION OF DIRECTORS AND EXECUTIVE OFFICERS

   Summary of Cash and Certain Other Compensation

   The following table provides certain summary information concerning compensation paid or accrued by the Company and its subsidiaries, to or on behalf of the Company's Chief Executive Officer and each of the four other most highly compensated executive officers of the Company determined as of the end of the last fiscal year (hereafter referred to as the named executive officers) for the fiscal years ended December 31, 1999, 1998 and 1997.


                                                  Annual Compensation             Long-Term
                                          -----------------------------------    Compensation
                                                                 Other Annual      Awards/       All Other
Name and Principal Position       Year     Salary      Bonus     Compensation      Options     Compensation (1)
---------------------------       ----     ------      -----     ------------      -------     ----------------

Jack E. Pratt (2)                   1999   $645,000    $284,749      $    -        450,000       $29,610
  Chief Executive                   1998    643,729     170,208           -        150,000        19,270
  Officer and Chairman of the       1997    643,235     228,476           -        150,000        33,920
  Board of the Company

Edward T. Pratt III (2)             1999    425,000     284,749           -        450,000         4,000
  President and Chief Operating     1998    423,860     170,208           -        150,000         4,000
  Officer of the Company            1997    423,840     228,476           -        150,000         3,500

Edward T. Pratt, Jr. (2)            1999    325,000     122,145           -              -         4,000
 Vice President, Treasurer and      1998    323,425      73,012           -              -         4,000
 Vice Chairman of the Board of      1997    324,312     101,545           -              -         3,500
  the Company

William D. Pratt (2)                1999    295,000     122,145           -              -        16,815
 Executive Vice President,          1998    293,373      73,012           -              -        11,240
 Secretary and General Counsel      1997    294,195     101,545           -              -        11,547
 of the Company

Paul C. Yates (3)                   1999    250,000     114,510           -         50,000         1,442
  Executive Vice President and      1998    164,113      75,000           -        150,000             -
  Chief Financial Officer of the    1997          -           -           -              -             -
   Company

__________________________

(1) Includes matching contributions by the Company to The Hollywood Casino Corporation and Subsidiaries Retirement Savings Plan on behalf of the named executive officer. See also "Employee Retirement Savings Plan" below. Amounts set forth above for Jack E. Pratt, Edward T. Pratt, Jr. and William
    D. Pratt also include pension benefit accruals on their behalf. See also "Employment Contracts" below.

(2) Jack E. Pratt held and Edward T. Pratt, Jr., William D. Pratt and Edward T. Pratt III concurrently hold the positions as officers of GBCC described under the caption "Management." Through September 1998, GBCC reimbursed the Company in accordance with overhead allocation agreements for that portion of salary, bonus and other compensation which related to services provided to GBCC.

    Effective October 1, 1998, GBCC pays HCC a monthly services fee which approximates its portion of shared overhead costs (see "Transactions with Management").

(3) Mr. Yates began his employment in May 1998 and, therefore, the amounts reflected above with respect to 1998 represent only the period from the commencement of his employment through the end of that year.



                       OPTION GRANTS IN LAST FISCAL YEAR

   The following table contains information concerning the grant of stock options under the Hollywood Casino Corporation 1996 Long-Term Incentive Plan (the "1996 Plan") to the named executive officers. No grants of stock options under the Hollywood Casino Corporation 1992 Stock Option Plan (the "1992 Plan") were made to the named executive officers during the fiscal year ended December 31, 1999.

                                                OPTION GRANTS IN LAST FISCAL YEAR
                                                          Individual Grants
                            ------------------------------------------------------------------------------
                                                                                                          Potential Realizable
                                                                                                            Value at Assumed
                                                % of Total                                                 Annual Rates of Stock
                                                 Options                        Market                      Price Appreciation
                                Options/        Granted to        Exercise     Price on                      for Option Term
                                  SAR's          Employees        or Base      Date of      Expiration    --------------------
   Name                         Granted (a)    in Fiscal Year      Price        Grant          Date           5%       10%
   ----                        -----------     --------------     -------      --------     ---------     ---------  ---------
Jack E. Pratt                    450,000          35.0              $1.25        1.25        4/5/04      $155,408    $343,412
Edward T. Pratt III              450,000          35.0               1.25        1.25        4/5/04       155,408     343,412
Edward T. Pratt, Jr.                   -             -                  -           -             -             -           -
William D. Pratt                       -             -                  -           -             -             -           -
Paul C. Yates                     50,000           3.9               1.25        1.25        4/5/09        25,444      59,295

_____________________

(a) Options were granted "at market" on the date of grant and first became exercisable six months after the date of grant for Jack E. Pratt and Edward
    T. Pratt III. The options granted to Mr. Yates were awarded on April 6, 1999 and become exercisable as follows: 10,000 shares on or after December 1, 1999 and 10,000 shares on or after each December 1 of 2000, 2001, 2002 and 2003.

   Option Exercises and Holdings

   The following table provides information, with respect to the named executive officers, concerning options outstanding under the 1992 Plan and the 1996 Plan during the last fiscal year and unexercised options held as of the end of the fiscal year:

                      AGGREGATED OPTION EXERCISES IN LAST
                 FISCAL YEAR AND FISCAL YEAR-END OPTION VALUES

                            1992 PLAN AND 1996 PLAN
                            -----------------------

                                                                                               Value of Unexercised
                                                                                              In-the-Money Options at
                                                                                              FY-End (Market Price of
                                         Value Realized        Number of Unexercised          Shares at FY-End ($4.31)
                           Shares       (Market Price at         Options at FY End              Less Exercise Price)
                           Acquired      Exercise Less      ----------------------------     --------------------------
         Name            on Exercise     Exercise Price)    Exercisable    Unexercisable      Exercisable  Unexercisable
----------------------  -------------  ------------------  ------------    -------------      -----------  -------------

Jack E. Pratt.........             -     $         -           900,000            -          $2,165,625     $        -
Edward T. Pratt III...             -               -           900,000            -           2,165,625              -
Edward T. Pratt, Jr...             -               -                 -            -                   -              -
William D. Pratt......             -               -                 -            -                   -              -
Paul C. Yates.........             -               -            60,000       140,000             150,938       363,125

   On June 19, 1998, the Board of Directors of the Company approved the repricing of all options granted to non-employee directors of the Company prior to January 1, 1998. The exercise price on such options was reset at $1.75 per share, the market value of the Company's stock at the date of the repricing. All of the options repriced remained fully vested. The following table presents certain information concerning the repricing of options to all executive officers and directors of the Company since its inception.

                        TEN YEAR OPTION REPRICING TABLE

                                                                                          Length of
                                     Number of                                             Original
                                     Securities    Market Price    Exercise               Option Term
                           Date      Underlying      of Stock       Price at     New       Remaining
                            of         Options       at Time        Time of     Exercise   at Date of
         Name            Repricing    Required     of Repricing     Repricing     Price     Repricing
----------------------  ------------  --------     ------------     ---------  ----------  ------------

James A. Colquitt            6/19/98    10,000       $1.75          $6.25       $1.75       8 yr.
James A. Colquitt            6/19/98     2,500        1.75           3.88        1.75       8 yrs., 7 mo.
Theodore H. Strauss          6/19/98    10,000        1.75           6.25        1.75       8 yr.
Theodore H. Strauss          6/19/98     2,500        1.75           3.88        1.75       8 yr., 7 mo.
Oliver B. Revell III         6/19/98    10,000        1.75           2.81        1.75       9 yr., 3 mo.

     Employment Contracts

     Jack E. Pratt, Chairman of the Board and Chief Executive Officer of the Company, Edward T. Pratt, Jr., Vice Chairman of the Board, Vice President and Treasurer of the Company, and William D. Pratt, Executive Vice President, Secretary and General Counsel of the Company, are under employment contracts with the Company and have provided services to GBCC under intercompany service and allocation agreements ratified by the non-interested directors of the respective Boards of Directors. Their employment contracts were executed during October 1989 and originally expired on September 30, 1992, but have subsequently been extended by amendment through December 31, 2003 with respect to Jack E. Pratt and to December 31, 2002 with respect to Edward T. Pratt, Jr. and William D. Pratt. Services to GBCC continue to be provided pursuant to intercompany service agreements. The terms of the employment contracts may be extended again by mutual agreement of the parties and the extended term, or any further extension thereof, will be followed immediately by a four-year period as consultants to the Company. Upon expiration of the consulting term, each of the Pratt Brothers will be entitled to receive a lifetime pension benefit and his designated beneficiary is entitled to receive a death benefit, throughout the term of the employment, consulting and pension benefit periods.

     The terms of the employment contracts provide for an annual base salary in the first year for Jack E. Pratt, Edward T. Pratt, Jr. and William D. Pratt of $350,000, $223,000 and $191,000, respectively, subject to annual review and increase by the Compensation Committee of the Board of Directors of the Company. In addition, each of the Pratt Brothers participates in Company incentive bonus plans. Compensation under the consulting and pension benefit provisions of the employment contracts of each of the Pratt Brothers will be 75% of the average of his three highest annual salaries during the employment term of the contract. The death benefit is derived by multiplying each Pratt Brother's highest annual salary during his employment term by 50%; such benefit will be paid annually to his designated beneficiary for a period of ten years after his death. The estimated annual pension benefit payable to Jack E. Pratt, Edward T. Pratt, Jr. and William D. Pratt is currently $500,000, $250,000 and $227,000, respectively.

     Edward T. Pratt III, President and Chief Operating Officer of the Company, is under an employment contract dated as of January 1, 2000 in such capacities continuing through December 31, 2003 unless sooner terminated by either party. The terms of Mr. Pratt's agreement provide for a minimum annual base salary effective January 1, 2000 of $468,000, subject to annual review and increase by the Compensation Committee of the Board of Directors of the Company. In addition, Mr. Pratt participates in Company incentive bonus plans. In the event of a change in control of the Company, the agreement provides that if Mr. Pratt's employment were to be terminated, he would receive the greater of the remaining compensation under his employment contract or three times his then annual base salary, payable in a lump sum or in equal monthly installments over the applicable period.

     Paul C. Yates, Executive Vice President and Chief Financial Officer of the Company, serves in such positions under an employment contract dated as of January 1, 2000 and continuing, unless sooner terminated, until December 31, 2002. The terms of Mr. Yates' agreement provide for a minimum annual base compensation of $275,000 during 2000 and increasing to an annual base compensation of $300,000 effective January 1, 2001 for the remainder of the term of the contract. In addition, Mr. Yates participates in Company incentive bonus plans; however, the employment agreement provides for a minimum annual bonus of $75,000. In the event of a change in control of the Company, the agreement provides that if Mr. Yates' employment were to be terminated, he would receive the remaining compensation and minimum bonus under his employment agreement payable in a lump sum or in equal monthly installments over the applicable period.

     Stock Option Plans

     The Hollywood Casino Corporation 1996 Long-Term Incentive Plan. During
     --------------------------------------------------------------
1996, the stockholders of the Company approved the adoption of the Hollywood Casino Corporation 1996 Long-Term Incentive Plan (the "1996 Plan"). The Company has reserved 3,000,000 shares of its Class A Common Stock for grants of nonqualified stock options, stock options qualified for special tax treatment under the Internal Revenue Code and restricted stock awards (collectively, "awards") to employees of the Company and its subsidiaries.

     Awards under the 1996 Plan, together with the exercise price, vesting schedule and restrictions and conditions, if any, are determined by a Committee of the Board of Directors of the Company. However, any common stock acquired as a result of an award to a director, executive officer or 10% or greater stockholder of the Company must be held by that participant for at least six months from the date of the award, unless the Committee determines that a disposition would not violate the federal securities laws. The exercise price must be at least 100% (or at least 110% in the case of incentive stock options granted to certain employees who own greater than 10% of the outstanding Common Stock of the Company) of the fair market value of the Common Stock on the date of grant and may be paid in cash or in shares of the Company's Common Stock valued at fair market value on the date of exercise.

     No participant in the 1996 Plan may receive awards during any fiscal year covering an aggregate of more than 500,000 shares of Common Stock. The grant of incentive stock options is also subject to a $100,000 calendar year limit. Upon termination of a participant's employment for any reason, the participant will forfeit the nonvested portions of all awards he or she holds. Awards which have not yet vested are not transferable or assignable other than by will, by the laws of descent and distribution, or as otherwise allowed by the 1996 Plan. The 1996 Plan also provides that in the event of a "Change in Control", as such term is defined in the 1996 Plan, all unmatured installments of awards will become fully accelerated and exercisable in full.

     The Hollywood Casino Corporation 1996 Non-Employee Director Stock Plan.
     ----------------------------------------------------------------------
During 1996, the stockholders of the Company approved the adoption of the Hollywood Casino Corporation 1996 Non-Employee Director Stock Plan (the "Directors' Plan"). The Company has reserved 150,000 shares of its Class A Common Stock for grants of nonqualified stock options to directors who are not employees of the Company ("outside directors") in order to attract and retain such individuals and encourage their performance.

     Under the Directors' Plan, an option to purchase 10,000 shares of Common Stock was granted to each outside director upon adoption of the Directors' Plan in 1996. Each person becoming an outside director subsequent to adoption of the Directors' Plan will automatically receive an option to purchase 10,000 shares on the date that person becomes a director. Additionally, outside directors will receive a nonqualified option to purchase 2,500 shares of Common Stock on January 15 of each year. The exercise price for all options under the Directors' Plan is 100% of the fair market value of the Common Stock on the date of grant and may be paid in cash or in shares of the Company's Common Stock valued at fair market value on the date of exercise. An outside director may also elect to receive all or part of his or her retainer fee in the form of Common Stock of the Company based on the market value of the Common Stock as of the end of the period for which such fee applies. Common Stock received in lieu of a retainer fee is fully vested upon receipt.

     Options granted under the Directors' Plan extend for ten years from and may be exercised any time after six months from the date of grant. Upon termination of a participant's service as a director due to death or total disability, outstanding options may be exercised for a period of 12 months after such termination unless the original expiration date of the option is sooner. Upon termination of a participant's service as a director for reason of retirement, outstanding options may be exercised for a period of three months after such retirement. Options granted under the Directors' Plan are not transferable or assignable other than by will, by the laws of descent and distribution, or as otherwise allowed by the Directors' Plan.

     The 1992 Hollywood Casino Corporation Stock Option Plan. During 1992, the
     -------------------------------------------------------
Company reserved 1,197,000 shares of Class B Common Stock for the purpose of establishing the Hollywood Casino Corporation 1992 Stock Option Plan (the "1992 Plan") for its key executives. After the consummation of the Company's initial public offering in June 1993 all stock options outstanding under the 1992 Plan became exercisable for Class A Common Stock and any options granted under the 1992 Plan after that date are to purchase Class A Common Stock.

     Options granted under the 1992 Plan vest in equal annual installments over a period of three years. In the event of the death, disability or retirement of a participant in the 1992 Plan, the participant's options will accelerate and be exercisable in full. If the participant's employment with the Company is terminated for cause (as defined in the 1992 Plan), the options held by that participant shall automatically terminate. Options granted under the 1992 Plan are not assignable except by will, the laws of descent and distribution or pursuant to qualified domestic relations order. The 1992 Plan provides that if any person or group (other than certain members of the Pratt family) becomes the beneficial owner of 51% or more of the total voting power of each class of the Company's capital stock (subject to certain exceptions), the vesting of all outstanding options will accelerate and be exercisable in full. The exercise of incentive stock options granted under the 1992 Plan is subject to a $100,000 calendar-year limit for each option holder based on the fair market value of the Company's Common Stock at the time the option was granted. The exercise price of options granted under the Company Plan may be paid in cash or in shares of Class A Common Stock valued at fair market value on the date of exercise.

     Employee Retirement Savings Plan

     During 1993, the Company adopted The Hollywood Casino Corporation and Subsidiaries Retirement Savings Plan (the "Savings Plan"), a qualified defined contribution plan for the benefit of all of the Company's employees who satisfy certain eligibility requirements. The Savings Plan is qualified under the requirements of section 401(k) of the Code allowing participating employees to benefit from the tax deferral opportunities provided therein. All employees of the Company who have completed one year of service, as defined, and who have attained the age of 21, are eligible to participate in the Savings Plan.

     The Savings Plan provides for a matching contribution by the Company based upon certain criteria, including levels of participation by the Company's employees. The Company accrued matching contributions totaling approximately $652,000 for the year ended December 31, 1999.

     Compensation Committee Interlocks and Insider Participation

     During 1999, the Compensation Committee of the Board of Directors of the Company was comprised of William D. Pratt, James A. Colquitt and Theodore H. Strauss. Mr. Pratt, who also serves as an executive officer of the Company and as an executive officer and director of GBCC, resigned from the Compensation Committee effective March 17, 2000. Mr. Strauss is senior managing director of Bear, Stearns & Co. Inc. Bear, Stearns & Co. served as an underwriter with respect to the Company's October 1995 offering of its 12 3/4% Senior Secured Notes and the Company's May 1999 offering its 11 1/4% Senior Secured Notes due 2007 and Floating Rate Senior Secured Notes due 2006 and was an initial purchaser of 13% First Mortgage Notes, with contingent interest, issued during August 1999 by the Shreveport Partnership.

                     REPORT OF THE COMPENSATION COMMITTEE

                      Compensation Committee of the Board

     The Compensation Committee is currently composed of Messrs. James A. Colquitt and Theodore H. Strauss who are nonemployee, independent members of the Board of Directors. Although Mr. William D. Pratt, Executive Vice President, General Counsel, Secretary and Director of the Company, was formerly a member of the Compensation Committee until his resignation on March 17, 2000, he disqualified himself and did not consider or vote on the adoption of stock option plans or executive incentive compensation plans or the making of compensation decisions affecting Messrs. Jack E. Pratt, Edward T. Pratt, Jr. or Edward T. Pratt III or himself while he was a member of the Compensation Committee.

     The overall goal of the Compensation Committee is to develop executive compensation policies that are consistent with, and linked to, strategic business objectives and Company values. The Compensation Committee approves the design of, assesses the effectiveness of and administers executive compensation programs in support of Company compensation policies. The Compensation Committee also reviews and approves all salary arrangements and other recommendations for executives, evaluates the performance of executives and considers other matters.

      Compensation Policy and Objectives of Hollywood Casino Corporation

     The Compensation Committee believes that the Company's continued growth in the casino industry is directly attributable to the caliber and commitment of its officers, senior management and key operational managers. Attracting and retaining executives capable of sustaining and managing the Company's growth over the long term are fundamental to building stockholder value and are among the Company's highest priorities.

     As a reflection of such high priority, the Company retained the Performance and Compensation Management Consulting Practice of KPMG Peat Marwick ("KPMG") in 1995 and 1996 to conduct a review and analysis of the Company's executive compensation policy and provide the Company with recommendations for such policy (the "KPMG Report"). The recommendations of KPMG contained in the KPMG Report affirmed the Company's policy that executive compensation should consist of three components: (1) a base salary commensurate with each executive's respective scope of responsibilities and level of personal performance and competitive with the base salary offered to executives of similar caliber and responsibilities in comparable gaming companies and other relevant industries;
(2) an annual incentive compensation program rewarding exceptional financial and operational performance as measured against predetermined criteria and taking into account prevailing operational, financial, competitive, regulatory and other constraints; and (3) a stock option program tying executive compensation to long-term share price appreciation.

     Compensation Programs of Hollywood Casino Corporation

     Base salaries and adjustments to base salaries of executives of the Company are driven primarily by individual performance. Individual performance is evaluated based on sustained levels of individual contribution to the Company. When evaluating individual performance, the Compensation Committee considers the executive's efforts in promoting Company values; continuing management training and development; improving quality; developing relationships with customers, suppliers and employees; demonstrating leadership abilities among coworkers; and other goals.

     The 1999 executive incentive compensation plan of the Company (the "1999 Incentive Compensation Plan"), which was previously approved by the independent members of the Compensation Committee, promotes the Company's pay-for-performance philosophy by providing executives with direct financial incentives in the form of annual cash bonuses to achieve Company, business unit and individual performance goals. The 1999 Incentive Compensation Plan provides that a bonus will be awarded to certain key executives of the Company and its subsidiaries designated by management if certain specific pre-determined Company or business unit financial goals set by management at the beginning of the fiscal year 1999 are achieved by such executives during the fiscal year 1999. Notwithstanding the foregoing, (i) except as provided in items (ii) and (iii) below, no bonus payouts will be made under the 1999 Incentive Compensation Plan if any minimum threshold performance goal set by management is not achieved,
(ii) the Compensation Committee may award a bonus to a participant in the 1999 Incentive Compensation Plan in amounts not to exceed 25% of annual base salary if the performance goal is not met due to circumstances beyond the reasonable control of such participant and the Compensation Committee determines that such a bonus is merited, (iii) the President and Chief Operating Officer of the Company may recommend to the Compensation Committee, and the Compensation Committee may award, a discretionary bonus to a participant in the Plan based upon such participant's contributions on significant special projects and (iv) the bonuses of certain employees of the Company and its subsidiaries within the construction department have been established based on the performance and contribution of such individuals relative to the successful and timely completion of specific major construction projects vital to the strategic business plan of the Company. The targets established in the 1999 Incentive Compensation Plan are considered by the Compensation Committee to be achievable, but to require stretch performance from each executive.

     Long-term incentives are provided to executives pursuant to the Company's stock option plans. In 1996 the Board of Directors of the Company adopted, and the stockholders of the Company ratified, the Hollywood Casino Corporation 1996 Long-Term Incentive Plan (as amended, the "1996 Long-Term Incentive Plan"). The 1996 Long-Term Incentive Plan is administered by a committee (the "Plan Committee") consisting of Messrs. James A. Colquitt and Oliver B. Revell III (who replaced Mr. Theodore H. Strauss as a member of the Plan Committee on June 16, 1999). Each member of the Plan Committee is a nonemployee, independent member of the Company's Board of Directors. The purpose of the 1996 Long-Term Incentive Plan is to attract and retain key executives by the grant of awards to such executives (such as stock options and restricted stock) which provide them with proprietary interest in the Company which will only appreciate in value if the price of the stock of the Company increases. The Plan Committee's objective is to provide executives with long-term incentive award opportunities that are on par with grants made within the Company's industry and are reflective of performance. Long-term incentive award guidelines have been developed based on the same method used in establishing bonus award guidelines. Practices of comparable companies have been adapted for use at the Company with the actual percent granted varying by position within the Company.

     The Compensation Committee believes that the compensation program for the executives of the Company is comparable with the compensation program provided by comparable companies and serves the best interests of the stockholders of the Company. The Compensation Committee also believes that performance pay is appropriately linked to individual performance, annual financial performance of the Company and stockholder value.

                       Recent Decisions on Compensation

Employment Agreement of Chief Executive Officer

     Mr. Jack E. Pratt is Chairman of the Board and Chief Executive Officer of the Company and also previously served as Chairman of the Board and Chief Executive Officer of Greate Bay Casino Corporation ("GBCC") which, prior to December 31, 1996, was a direct approximately 80% owned subsidiary of the Company, until his resignation from his positions with GBCC on January 2, 1998. Mr. Pratt holds his positions with the Company and held his positions with GBCC pursuant to an employment agreement with GBCC dated as of September 21, 1989, as amended (the "Employment Agreement"), which the Company assumed effective as of January 1, 1996 and which is described in the Company's Form 10-K for the fiscal year ended December 31, 1999. The expiration date of the Employment Agreement is December 31, 2003. Through September 1998, in accordance with certain services agreements between the Company and subsidiaries of GBCC, GBCC reimbursed the Company for that portion of bonus, salary and other compensation which related to services provided to GBCC and its subsidiaries. Effective October 1, 1998, GBCC pays the Company a monthly services fee which approximates GBCC's portion of shared overhead costs in accordance with that certain Management and Administrative Services Agreement dated as of October 1, 1998, as amended (the "Services Agreement"), between the Company and GBCC.

Recent Compensation Actions

     At the direction of the Compensation Committee, the Company retained HVS Executive Search ("HVS") in November 1999 to undertake a review of the compensation levels of executives of the Company in comparison to the compensation levels of other gaming companies similar to the Company in size, revenues and market competitiveness. HVS is widely recognized as a leader in providing human resource consulting to the gaming industry and has access to data on compensation paid to management of numerous companies in the gaming industry. HVS rendered a report (the "1999 HVS Report") to the Compensation Committee on the annual base salary and bonuses paid and proposed to be paid to executives of the Company relative to the annual base salary and bonuses paid to executives in similar positions with peer group companies.

     In light of previous decisions of the Board of Directors of the Company and its Compensation Committee, the annual base salary of Mr. Pratt under the Employment Agreement was set at $645,000 effective as of January 1, 1996 and remained at that level through December 31, 1999. The independent members of the Compensation Committee approved an increase in the annual base salary of Mr. Pratt from $645,000 to $710,000 effective as of January 1, 2000, based on a review of the duties and responsibilities of Mr. Pratt and his contributions to the Company, taking into account cost of living changes and based on the information provided by HVS in the 1999 HVS Report that the annual base salary of Mr. Pratt, as so adjusted, was in line with the market.

     Based on the computation of the 1999 operating results of the Company and the application of the methodology of the 1999 Incentive Compensation Plan to such 1999 operating results, the independent members of the Compensation Committee awarded a bonus to Mr. Jack E. Pratt in the amount of $284,749 on March 16, 2000. HVS stated in the 1999 HVS Report that such bonus payout was consistent with peer group norms.

     In addition, in order to encourage long-term performance, and as disclosed in the Report of the Compensation Committee in April 1999, the Plan Committee awarded to Mr. Pratt under the 1996 Long-Term Incentive Plan the grant of a non-qualified stock option to purchase 450,000 shares of the Class A Common Stock of the Company at the fair market value of such stock on April 6, 1999 (i.e., $1.25 per share), subject to the ratification by the stockholders of the Company of an amendment to the 1996 Long-Term Incentive Plan increasing the maximum number of shares that could be awarded to a participant during any fiscal year from 150,000 to 500,000 shares (which ratification occurred on May 26, 1999).

                       Tax Deductibility Considerations

     Federal income tax legislation has limited the deductibility of certain compensation paid to the Chief Executive Officer and covered employees to the extent the compensation exceeds $1,000,000. Performance-based compensation and certain other compensation, as defined, are not subject to the deduction limitation. It is not currently anticipated that any covered employee could earn annual compensation in excess of the one million dollar definition under existing or proposed compensation plans. The Company continually reviews its compensation plans to minimize or avoid potential adverse effects of this legislation. The

Compensation Committee will consider recommending such steps as may be required to qualify either annual or long-term incentive compensation for deductibility if that appears appropriate at some time in the future.

     This report and the accompanying stock price performance graph are provided for general informational purposes only pursuant to regulations under the Securities Exchange Act of 1934. No information contained in this report or the accompanying graph shall be deemed to be filed in whole or in part for purposes under the Securities Act or the Securities Exchange Act of 1934, or incorporated by reference into any filing made thereunder.

                                    Compensation Committee


                                    Theodore H. Strauss, Chairman
                                    James A. Colquitt

                            STOCK PRICE PERFORMANCE

   The graph set forth below compares the stock price performance of the Company with those of the Dow Jones Equity Market Index and the Dow Jones Index for the Casino Industry for these previous five years. The Company has not paid dividends over such period of time; however, the comparative equity market and industry data assumes reinvestment of dividends. The stock price performance shown below may not be indicative of future stock price performance. (Table substituted for graph).

                         Hollywood Casino Corporation
                            Stock Price Performance
                            (January 2, 1995 = 100)

                                                 Hollywood
                         Equity       Casino       Casino
        Date             Index        Index      Corporation
--------------------     ------       ------     -----------

January 2, 1995           100.0        100.0         100.0
March 31, 1995            109.7        129.4         112.5
June 30, 1995             120.4        144.7         177.5
September 29, 1995        130.2        139.4         140.0
December 29, 1995         137.7        132.6          85.0
March 29, 1996            145.5        161.7          68.8
June 28, 1996             151.7        188.3         137.5
September 30, 1996        156.7        156.5          97.5
December 31, 1996         169.4        144.7          75.0
March 31, 1997            173.3        124.4          70.0
June 30, 1997             202.8        136.6          60.0
September 30, 1997        219.7        159.0          57.5
December 31, 1997         226.9        127.3          36.9
March 31, 1998            257.7        138.6          37.5
June 30, 1998             265.7        123.8          37.5
September 30, 1998        239.0         83.1          28.8
December 31, 1998         291.9         87.1          20.6
March 31, 1999            305.5        116.5          20.6
June 30, 1999             325.9        126.2          30.0
September 30, 1999        304.3        131.2          50.0
December 31, 1999         351.4        131.6          86.3

                         TRANSACTIONS WITH MANAGEMENT

   GBCC -

   As a result of the distribution by the Company of the stock it owned in GBCC to the Company's stockholders on December 31, 1996, GBCC is no longer a consolidated subsidiary. GBCC, however, remains approximately 36% owned by the Pratt Family and GBCC and the Company have a number of common officers and directors.

   During 1990, the Company acquired approximately $38.8 million of unsecured notes (the "PCPI Notes") issued by PCPI Funding Corp., a subsidiary of GBCC. As part of a refinancing in February 1994, a newly formed subsidiary of GBCC issued approximately $40.5 million discounted principal amount of new deferred interest notes (the "PPI Funding Notes") in exchange for the $38.8 million principal amount of PCPI Notes held by the Company.

   It was anticipated that one of the Company's primary methods of collection with respect to the PPI Funding Notes would be through the utilization of tax net operating losses generated in prior years by GBCC. As GBCC is no longer a consolidated subsidiary for federal income tax purposes, this means of collection is no longer available to the Company. At December 31, 1998, the Company evaluated the collectability of the PPI Funding Notes. Such evaluation was based, in part, on the Company's determination of the potential for repayment of the PPI Funding Notes by means of the available cash and noncash assets of PPI Funding Corp. and its affiliates. Particular consideration was given to the filing for protection under Chapter 11 of the United States Bankruptcy Code by GBCC's most significant subsidiary on January 5, 1998. The Company concluded that a valuation allowance in the amount of $22.7 million was necessary to reduce the carrying amount of the PPI Funding Notes to an estimated realizable value of $12.3 million. The remaining estimated net realizable balance of $12.3 million was fully reserved in 1999 as a result of the October 1999 termination of management and consulting contracts with GBCC (see below) with respect to the Company's casino facilities in Aurora, Illinois and Tunica County, Mississippi. These agreements provided a source of funds to GBCC which is now no longer available. In addition, GBCC's only remaining operating subsidiary experienced a loss from operations in 1999, further reducing cash flows available for repayment of the PPI Funding Notes.

   Prior to distributing its approximate 80% interest in GBCC to its stockholders in 1996, the Company loaned funds to GBCC for various purposes. As of December 31, 1999, the outstanding balance on such borrowings was $6.8 million. Of the amounts borrowed, $250,000 was due on April 1, 1998 for which payment has not been received. Such borrowing from the Company continues to bear interest at the rate of 14% per annum, payable semiannually. The remaining $6.5 million was borrowed from the Company during 1996 on a demand basis with interest at the rate of 13 3/4% per annum payable quarterly commencing October 1, 1996. Interest receivable in connection with such borrowings amounted to $781,000 at December 31, 1999, net of valuation allowance of $1.9 million. Interest income was not recognized by the Company on such loans and an additional $1 million of interest receivable was reserved during 1999.

   Hollywood Casino - Aurora, Inc. ("HCA"), a wholly owned subsidiary of the Company, was organized for the purpose of developing and owning a riverboat gaming facility in Aurora, Illinois (the "Aurora Casino"), which commenced operations on June 17, 1993. As of April 1, 1997, the Company acquired the general partnership interest in Pratt Management, L.P. ("PML"), a limited partnership which held the management contract on the Aurora Casino, from a subsidiary of GBCC. As general partner, the Company received 99% of the first $84,000 of net income earned by PML each month and 1% of any income earned above such amount with the remainder distributed to the GBCC subsidiary which retained the limited partnership interest in PML. As part of the Restructuring (as defined below), the Company acquired the GBCC subsidiary which had retained the limited partnership interest and terminated the management agreement during October 1999. Distributions made to the GBCC subsidiary during 1999 prior to the October transaction amounted to $7.9 million.

   In exchange for the general partnership interest in PML acquired from the GBCC subsidiary in 1997, the Company issued a five-year note in the original amount of $3.8 million, assigned $7.6 million principal amount of PPI Funding Notes (see above) and assigned certain accrued interest receivable. The $3.8 million note was payable in monthly installments of $83,000, including interest at the rate of 14% per annum, commencing on May 1, 1997, with additional quarterly variable principal payments commencing on July 1, 1997 in an amount equal to the Company's share of quarterly cash distributions, as defined, from PML. The note was amended as of October 12, 1999 to provide for monthly installments of $83,000 including interest and additional quarterly principal payments of $21,000 commencing January 1, 2000. The outstanding principal balance of the note was $2 million at December 31, 1999. The Company incurred interest expense on the note amounting to $348,000 during the year ended December 31, 1999.

   HWCC - Tunica, Inc. ("HCT"), a wholly owned subsidiary of the Company, completed construction of a dockside gaming facility in Tunica County, Mississippi (the "Tunica Casino") and commenced operations in August 1994. Pursuant to a ten-year consulting agreement with HCT which was terminated on October 12, 1999 in connection with the Restructuring (as defined below), GBCC received a monthly consulting fee of $100,000. Total fees during 1999 amounted to $939,000.

   The Company and its subsidiaries share certain general and administrative costs with GBCC pursuant to a services agreement. Net allocated costs and fees charged to GBCC amounted to $610,000 during the year ended December 31, 1999. A receivable in the amount of $20,000 in connection with such allocated costs and fees was due to the Company at December 31, 1999.

   A subsidiary of GBCC provides computer-related, marketing and other administrative services to the Company's casino facilities. The GBCC subsidiary also had an agreement with the Tunica Casino through December 31, 1999. This agreement provided for the sale of computer hardware and information systems equipment and the licensing of software necessary to operate the facility. The Tunica Casino paid prices and fees in amounts and on terms and conditions that the subsidiary provided to unrelated third parties as well as a fixed license and consulting fee of $33,600 per month. The subsidiary was also reimbursed for its direct costs and expenses incurred under this agreement. The GBCC subsidiary also provided similar services and hardware to the Aurora Casino through HCA's management contract with PML. The computer services agreements with PML and HCT terminated in October and December 1999, respectively. The GBCC subsidiary continues to provide services to HCT and HCA on an as needed basis at third party consulting rates while negotiations for new service agreements continue. Total billings to the Company, including the two casinos, for such products and services amounted to $1.3 million during the year ended December 31, 1999. Payables to the GBCC subsidiary at December 31, 1999 totalled $106,000.

   As a result of revising the tax treatment for the spin-off of GBCC's stock to the Company's stockholders at December 31 1996, stockholders of the Company on the distribution date would also have been required to revise their method of reporting the distribution received on their separate federal income tax returns. The Company committed to assume the obligation for additional federal income taxes owed by its stockholders arising from the revised tax treatment. Consequently, the Company reached an agreement with the Internal Revenue Service to settle such obligations on behalf of its stockholders, exclusive of the Pratt Family, for $100,000 and to issue new tax reporting forms to the Pratt Family. Such forms required the Pratt Family members to amend their federal income tax returns for 1996 resulting in substantial additional taxes and interest. The Company reimbursed the Pratt Family during 1999 with respect to these additional tax obligations which total approximately $770,000.

   On April 28, 1999, the Company entered into a voting agreement with GBCC and certain of its wholly owned subsidiaries, including PRT Funding Corp. and PCC, and the holders of substantially all of the $85 million of unsecured senior notes issued by PRT Funding which were in default. The unsecured notes were guaranteed by PCC. Under the terms of the voting agreement, the Company agreed to purchase the stock of PCC from GBCC for nominal consideration as part of a debt restructuring (the "Restructuring") of PRT Funding, PCC and other subsidiaries of PCC. When acquired by the Company, PCC's assets were to consist of its limited partnership interest in a management contract for the Aurora Casino and its consulting agreement for the Tunica Casino and its liabilities were to consist of a new $40.3 million obligation payable in satisfaction of the unsecured notes.

   In order to complete the restructuring, PCC and PRT Funding filed for protection under Chapter 11 of the United States Bankruptcy Code on May 25, 1999 with the above transactions as part of a pre-negotiated plan of reorganization. Such plan was confirmed by the United States Bankruptcy Court for the District of Delaware in October 1999. At such time, the Company completed its acquisition of PCC and settled PCC's obligations. The acquisition and subsequent termination of the management contract and consulting agreement resulted in a fourth quarter charge to expense by the Company in the amount of $40.4 million (including net termination costs) since, for financial reporting purposes, no asset value was attributed to the contracts when acquired.

   Shreveport Partnership -

   HWCC-Louisiana, Inc. ("HCL"), a wholly owned subsidiary of the Company, effectively owns 100% of the Shreveport Partnership which owns and will operate the Shreveport Resort. Construction of the Shreveport Resort is on schedule for its targeted opening date in early November 2000. HCL has a joint venture partner in the Shreveport Partnership which holds a residual interest in the event the project is ever sold amounting to 10% plus any capital contributions made by the joint venture partner to the Shreveport Partnership.

   In accordance with the amended and restated partnership agreement, upon securing financing for the Shreveport Resort, HCL loaned $1 million to its joint venture partner which the partner used to make a $1 million capital contribution to the Shreveport Partnership. The loan accrues interest at the rate of prime commencing with the opening of the Shreveport Resort and will be payable monthly. Principal on the loan is payable on the tenth anniversary of the opening of the Shreveport Resort.

   The joint venture partner was also given credit for an additional $1 million capital contribution when the financing was secured and payment of a certain $5 million obligation to a third party was made. The credit was in recognition of guarantees provided by an affiliate of the joint venture partner which were necessary for the Shreveport Partnership to obtain regulatory approval for its development plans.

   HCL's joint venture partner will receive for so long as it remains a joint venture partner, among other things, an amount equal to 1% of "complex net revenues" of the Shreveport Resort, as defined, which approximates net revenues. Such payment is in exchange for the assignment by the partner of its interest in the Shreveport Partnership to HCL.

   The Shreveport Partnership has also entered into an agreement with HCL's joint venture partner to provide certain marine services for so long as it remains a joint venture partner. The Marine Services Agreement became effective on September 22, 1998 and, in addition to the reimbursement of the partner for its direct expenses incurred, the Shreveport Resort will pay a monthly fee of $30,000 effective with its opening. No payments have been made under the agreement as of December 31, 1999.

                 APPOINTMENT OF INDEPENDENT PUBLIC ACCOUNTANTS

   Upon the recommendation of the Audit Committee and subject to ratification by the stockholders at the Annual Meeting, the Board of Directors of the Company has appointed Deloitte & Touche LLP ("Deloitte & Touche") to serve as the independent public accountants of the Company for its fiscal year ending December 31, 2000. Deloitte & Touche was engaged by the Audit Committee of the Board of Directors during October 1998 to serve as independent public accountants for the Company. Representatives of Deloitte & Touche are expected to be present at the Annual Meeting to make a statement or to respond to questions. If the appointment of Deloitte & Touche is not ratified by the stockholders, the Board of Directors will appoint other independent public accountants based upon the recommendation of the Audit Committee.

   The affirmative vote of a majority of the votes cast on this proposal shall result in the ratification of the appointment of Deloitte & Touche.

   The Company filed a complaint on October 8, 1998 against Arthur Andersen LLP ("Andersen"), its former certifying accountants, and selected partners alleging negligent advice and breach of contract with respect to the tax consequences resulting from the spin off of the stock of GBCC to the Company's stockholders on December 31, 1996.

   In view of such litigation, the Audit Committee of the Company's Board of Directors voted on October 16, 1998 to terminate Andersen as its independent accountants. There were no disagreements with Andersen of the type which would require disclosure under Item 304 of Regulation S-K. Andersen's report on the consolidated financial statements of the Company for the years ended December 31, 1997 and 1996 was unqualified.

Recommendation

   THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR THE RATIFICATION OF THE APPOINTMENT OF DELOITTE & TOUCHE LLP AS INDEPENDENT PUBLIC ACCOUNTANTS FOR FISCAL YEAR 2000.

                                OTHER BUSINESS

   The Board of Directors is not aware of any other business that may properly be, or is likely to be, brought before the Annual Meeting. If, however, any other business should properly be presented to the Annual Meeting, the persons appointed by your Proxy will vote your shares as they deem proper.


                             STOCKHOLDER PROPOSALS

   Under Rule 14a-8 under the Securities Exchange Act of 1934, as amended, stockholders may present proposals for inclusion in the Company's proxy statement for consideration at its Annual Meeting of Stockholders by submitting proposals to the Company in a timely manner. In order to be included for the 2001 Annual Meeting, stockholder proposals must be received by the Company by January 12, 2001, and must otherwise comply with the requirements of Rule 14a-8.

                   COPIES OF THE ANNUAL REPORT ON FORM 10-K
               FILED WITH THE SECURITIES AND EXCHANGE COMMISSION

   The Annual Report on Form 10-K covering the Company's year ended December 31, 1999, including audited financial statements, is enclosed with this Notice of Annual Meeting. The Form 10-K does not form any part of the materials for the solicitation of Proxies. The enclosed Form 10-K does not include all exhibits required to be filed with the Securities and Exchange Commission. However, these exhibits are listed in Part III of the Form 10-K and the Company will furnish to you, for a minimal charge, any exhibit upon written request. Written requests for exhibits should be directed to Investor Relations, Hollywood Casino Corporation, Two Galleria Tower, Suite 2200, 13455 Noel Road, LB 48, Dallas, Texas 75240.

                                              BY ORDER OF THE BOARD OF DIRECTORS


                                              William D. Pratt, Secretary


April 24, 2000
Dallas, Texas



   IT IS IMPORTANT THAT PROXIES BE RETURNED PROMPTLY. STOCKHOLDERS WHO DO NOT EXPECT TO ATTEND THE ANNUAL MEETING AND WISH THEIR STOCK TO BE VOTED ARE URGED TO DATE, SIGN AND RETURN THE ACCOMPANYING PROXY IN THE ENCLOSED SELF-ADDRESSED ENVELOPE. NO POSTAGE IS REQUIRED IF MAILED IN THE UNITED STATES.

                                  Appendix A

                                    CHARTER

                   AUDIT COMMITTEE OF THE BOARD OF DIRECTORS
                        OF HOLLYWOOD CASINO CORPORATION
                        -------------------------------

I.   PURPOSE

          The Audit Committee (the "Committee") is appointed by the Board of Directors (the "Board") of Hollywood Casino Corporation, a Delaware corporation (the "Corporation"), to assist the Board in fulfilling its oversight responsibilities. Consistent with this oversight function, the Committee's primary duties and responsibilities are to:

          . Monitor the integrity of the Corporation's financial reporting process (including the overview of any financial reports or other financial information provided by the Corporation to any governmental or regulatory body, the public or other users thereof) and systems of internal controls regarding finance, accounting, legal and regulatory compliance;

          . Monitor the independence and performance of the Corporation's independent auditors and their audit of the Corporation's financial statements and internal auditing department; and

          . Provide an avenue of communication among the independent auditors, the management, the internal auditing department and the Board of Directors of the Corporation.

     The Committee has the authority to conduct any investigation appropriate to fulfilling its responsibilities and it has direct access to the independent auditors as well as anyone in the organization and full access to all books, records, facilities and personnel of the Corporation. The Committee has the ability to retain, at the Corporation's expense, special legal, accounting or other consultants or experts it deems necessary in the performance of its duties.

II.  COMPOSITION

          The Committee shall be comprised of three or more directors as determined by the Board, each of whom shall be independent directors and free from any relationship that, in the opinion of the Board, would interfere with the exercise of his or her independent judgment as a member of the Committee. Accordingly, all members of the Committee must be independent within the meaning of such term as it is specified in the rules established by the American Stock Exchange.

          All members of the Committee shall have a basic understanding of finance and accounting (including the ability to read and understand fundamental financial statements, including the Corporation's balance sheet, income statement and cash flow statement), and at least one member of the Committee shall have accounting or related financial management expertise. Committee members may enhance their familiarity with finance and accounting by participating in educational programs conducted by the Corporation or an outside consultant.

          The members of the Committee shall be elected by the Board at each annual meeting of the Board to serve until their successors shall be duly elected and qualified or until their earlier death, resignation or removal. Unless a Chairman is elected by the full Board, the members of the Committee may designate a Chairman by majority vote of the full Committee membership.

III. MEETINGS

          The Committee shall meet at least four times annually, or more frequently as circumstances dictate, and shall prepare and distribute an agenda for each meeting in advance of each meeting. As part of its job to foster open communication, the Committee should meet privately at least annually with management, the director of the internal auditing department and the independent auditors of the Corporation to discuss any matters that the Committee or each of these groups believe should be discussed. In addition, the Committee or at least its Chairman should meet with the independent auditors and management of the Corporation quarterly to review the Corporation's financial statements and significant findings based upon the auditors' limited review procedures.

IV.  RESPONSIBILITIES AND DUTIES

          The Committee's job is one of oversight and it recognizes that the Corporation's management is responsible for preparing the Corporation's financial statements and that the outside auditors are responsible for auditing those financial statements. Additionally, the Committee recognizes that financial management (including the internal audit staff), as well as the outside auditors, have more time, knowledge and more detailed information on the Corporation than do Committee members; consequently, in carrying out its oversight responsibilities, the Committee is not providing any expert or special assurance as to the Corporation's financial statements or any professional certification as to the outside auditor's work.

          To fulfill its responsibilities and duties the Committee shall do the following in carrying out its oversight function:

     A.   Documents/Reports Review
          ------------------------

          1. Review and reassess the adequacy of this Charter at least annually, submit the Charter to the Board of Directors for approval and have the document published at least every three years in accordance with SEC regulations;

          2. Review the annual audited financial statements of the Corporation and/or its subsidiaries prior to filing or distribution (which review should include discussion with management and independent auditors of significant issues regarding accounting principles, practices and judgments) and review and discuss the management representation letter to the independent auditors;

          3. In consultation with the Corporation's management, independent auditors and internal auditors, consider the quality, adequacy and integrity of the Corporation's financial reporting processes and controls. Discuss significant financial risk exposures and the steps management has taken to monitor, control and report such exposures. Review significant findings prepared by the independent auditors and the internal auditing department together with management's response;

          4. Review with financial management and the independent auditors the quarterly financial results of the Corporation and/or its subsidiaries prior to the release of earnings and/or the quarterly financial statements of the Corporation and/or its subsidiaries prior to filing or distribution. Discuss any significant changes to the accounting principles of the Corporation and/or its subsidiaries and any items required to be communicated by the independent auditors in accordance with AICPA SAS 61 (see item 9). The Chairman of the Committee may represent the entire Committee for purposes of this review;

     B.   Independent Auditors
          --------------------

          5. The Board and the Committee are in place to represent the stockholders of the Corporation. The independent auditors are ultimately accountable to the Committee and the Board of Directors of the Corporation. The Committee shall review the independence and performance of the auditors and annually recommend to the Board of Directors appropriate action to oversee the independence of the outside auditors of the Corporation, including the appointment of such independent auditors or the dismissal or discharge of such auditors when circumstances warrant. The Committee, subject to any action that may be taken by the full Board, shall have the ultimate authority and responsibility to select (or nominate for stockholder approval), evaluate and, where appropriate, replace the outside auditor;

          6. Approve the fees and other significant compensation to be paid to the independent auditors;

       7. On an annual basis, (a) request from the outside independent auditors a formal written statement delineating all relationships between the auditor and the Corporation consistent with Independent Standards Board Standard Number 1; and (b) review and discuss with the independent auditors all such disclosed relationships and their impact on the auditors' independence;

       8. Review and approve the audit plan of the independent auditors as described in the engagement letter of such auditors - discuss scope, staffing, locations, reliance upon management and internal audit and general audit approach;

       9. Prior to releasing the year-end earnings, discuss the results of the audit with the independent auditors. Discuss certain matters required to be communicated to the Committee in accordance with AICPA SAS 61;

       10. Consider the independent auditors' judgments about the quality and appropriateness of the Corporation's accounting principles as applied in its financial reporting;

   C.  Internal Audit Department and Legal Compliance
       ----------------------------------------------

       11. Review and approve the budget, plan, changes in plan, activities, organizational structure and qualifications of the internal audit department of the Corporation and/or its subsidiaries, as needed;

       12. Review the appointment, performance and replacement of the senior internal audit executive of the Corporation and/or its subsidiaries;

       13. Review significant reports prepared by the internal audit department together with management's response and follow-up to these reports;

       14. On at least an annual basis, review with the Corporation's counsel any legal matters that could have a significant impact on the organization's financial statements, the compliance by the Corporation and/or its subsidiaries with applicable laws and regulations and inquiries received from regulators or governmental agencies;

   D.  Other Audit Committee Responsibilities
       --------------------------------------

       15. Annually prepare a report to stockholders as required by the Securities and Exchange Commission (which report should be included in the Corporation's annual proxy statement);

       16. Perform any other activities consistent with this Charter, the Corporation's by-laws and governing law, as the Committee or the Board deems necessary or appropriate; and

       17. Maintain minutes of meetings and periodically report to the Board of Directors on significant results of the foregoing activities.

                         HOLLYWOOD CASINO CORPORATION
                        Two Galleria Tower, Suite 2200
                            13455 Noel Road, LB 48
                             Dallas, Texas 75240

          THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

   The undersigned hereby appoints Edward T. Pratt, Jr. and William D. Pratt as proxies, with the power to appoint their substitutes, and hereby authorizes them to represent and vote as designated below, all of the shares of the Common Stock of Hollywood Casino Corporation (the "Company") held of record by the undersigned on April 17, 2000, at the Annual Meeting of Stockholders to be held on May 23, 2000, or any postponment or adjournment.

1. PROPOSAL TO ELECT AS CLASS I DIRECTORS OF THE COMPANY THE FOLLOWING PERSONS TO HOLD OFFICE UNTIL THE 2003 ANNUAL MEETING OF STOCKHOLDERS OR UNTIL THEIR SUCCESSORS HAVE BEEN DULY ELECTED AND QUALIFIED.

    FOR ALL nominees listed below                    WITHHOLD AUTHORITY
    ___ (except as marked to the contrary below)     ___to vote for all nominees
                                                     below.

               James A. Colquitt                       Oliver B. Revell III

   (Instruction: To withhold authority to vote for any individual nominee, write that nominee's name in the space provided below.)

   _______________________________________________________

2. PROPOSAL TO RATIFY THE APPOINTMENT OF DELOITTE & TOUCHE LLP AS INDEPENDENT PUBLIC ACCOUNTANTS FOR FISCAL YEAR 2000.

                ___ FOR         ___ AGAINST         ___ ABSTAIN

--------------------------------------------------------------------------------
                        (please sign on the other side)

3. IN THEIR DISCRETION, THE PROXIES ARE AUTHORIZED TO VOTE UPON SUCH OTHER BUSINESS AS MAY PROPERLY COME BEFORE THE MEETING.

This Proxy, when properly executed, will be voted in the manner directed herein by the undersigned stockholder(s). IF NO DIRECTION IS MADE, THIS PROXY WILL BE VOTED FOR THE ELECTION OF THE NOMINEES UNDER PROPOSAL 1 AND FOR THE ACTION UNDER PROPOSAL 2.

                                    Dated:____________________________, 2000

                                    ________________________________________
                                                    Signature

                                    ________________________________________
                                            Signature if Held Jointly

Please execute this Proxy as your name appears hereon. When shares are held by joint tenants, both should sign. When signing as attorney, executor, administrator, trustee or guardian, please give full title as such. If a corporation, please sign in full name by the president or other authorized officer. If a partnership, please sign in partnership name by authorized person.

PLEASE MARK, SIGN, DATE AND RETURN THIS PROXY PROMPTLY USING THE ENCLOSED ENVELOPE.